Exhibit 10.27
VECTRUS, INC.
SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN
(amended and restated as of February 24, 2021)
1.Purpose
The purpose of this Vectrus, Inc. Special Senior Executive Severance Pay Plan ("Plan"), as amended and restated, is to assist in occupational transition by providing Severance Benefits, as defined herein, for employees covered by the Plan whose employment is terminated under conditions set forth in the Plan. The definitions for certain capitalized terms used herein are set forth in Section 3.
2.Covered Employees
The Plan covers individuals (referred to herein as "Special Severance Executives") who are, immediately prior to an Acceleration Event or a Potential Acceleration Event, active full-time, regular salaried employees of Vectrus or any Vectrus Subsidiary and who are either (i) the Company's Chief Executive Officer, (ii) executives in Band A or designated by the Committee for participation in Band A or (iii) Other Designated Covered Employees. Individuals who are otherwise eligible to participate in the Plan but who are on short term disability (within the meaning of the Company's short-term disability plan) as of an applicable date shall retain their status as Special Severance Executives notwithstanding such short-term disability. Changes by the Company to the position of a Special Severance Executive upon or following an Acceleration Event or Potential Acceleration Event which would have the effect of removing a Special Severance Executive from participation in the Plan or reducing his or her eligibility for payments or benefits under the Plan shall not be given effect for purposes of eligibility for, or the amount of payments and benefits payable under, the Plan.
3.Definitions
An "Acceleration Event" shall occur if (i) any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Act")), other than Vectrus or any Vectrus Subsidiary or any employee benefit plan (or related trust) sponsored by Vectrus or a Vectrus Subsidiary becomes the Beneficial Owner of thirty percent (30%) or more of the outstanding Common Stock $0.01 par value, of Vectrus (the "Stock"), but excluding any person who becomes such an owner in connection with a transaction described in the following clause (ii) under circumstances which do not result in an Acceleration Event; (ii) the consummation of (A) any consolidation, business combination or merger involving Vectrus or a Vectrus Subsidiary, other than a consolidation, business combination or merger involving Vectrus or a Vectrus Subsidiary in which holders of the Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of Vectrus (or the corporation resulting from the transaction or the parent of such corporation) after the merger and (y) have the same proportionate ownership of common stock of Vectrus (or the corporation resulting from the transaction or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Vectrus; or (iii) there shall have been a change in a majority of the members of the Board of Directors of Vectrus within a 12-month period unless the election or nomination for election by Vectrus' stockholders of each new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of such 12-month period. After the occurrence of an Acceleration Event, the terms "Vectrus," "Vectrus Subsidiary" and "Company" as used herein shall also include, respectively and as the context requires, any successor company to Vectrus or any successor company to any Vectrus Subsidiary and any affiliate of any such successor company as the context requires.
"Band A" shall have the meaning given such term under the executive classification system of the Vectrus Human Resources Department as in effect immediately preceding an Acceleration Event. Band A shall include each of the Company's Senior Vice Presidents unless otherwise determined by the Committee prior to an Acceleration Event and a Potential Acceleration Event. Changes by the Company to this definition or to the position of a Special Severance Executive upon or following an Acceleration Event or Potential Acceleration Event which would have the effect of removing a Special Severance Executive from participation in the Plan or reducing his or her eligibility for payments or benefits under the Plan shall not be given effect for purposes of the Plan.
"Beneficial Owner" shall have the meaning set forth in Rule 13d-3 promulgated under the Act.
"Cause" shall mean the Executive's (i) willful and continued failure to substantially perform the Executive's duties with the Company or to substantially follow and comply with the reasonable, specific and lawful directives of the Company or the Vectrus Board of Directors (the "Board"), (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties is delivered to the Executive by the Board; (ii) willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company; (iii) willful engagement in illegal conduct or gross misconduct, in either case which is materially and demonstrably injurious to the Company, (iv) material breach of the terms of any confidentiality, trade secret, non-solicitation, non-competition or similar Company agreement or policy; or (v) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude.
"Committee" shall mean the Compensation and Personnel Committee of the Company's Board of Directors.
"Company" shall mean Vectrus, Inc. The Company is sometimes referred to herein as Vectrus.

"Disability" shall mean the complete and permanent inability of the Special Severance Executive to perform all of his or her duties under the terms of his or her employment, as determined by the Company upon the basis of such evidence, including independent medical reports and data, as the Company deems appropriate or necessary.
"Good Reason" shall mean without the Special Severance Executive's express written consent and excluding for this purpose any action which is remedied by the Company or its affiliates within thirty (30) days after receipt of notice thereof given by the Special Severance Executive, (i) a reduction in the Special Severance Executive's annual base compensation, annual bonus opportunity, and/or reduction in the target value of the Special Severance Executive's long term incentive opportunity; (ii) the assignment to the Special Severance Executive of any duties inconsistent in any material respect with the Special Severance Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Acceleration Event or Potential Acceleration Event, as the case may be; (iii) any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company's (or an affiliate or any successor, as the case may be) requiring the Special Severance Executive's work location to be other than within thirty-five (35) miles of the location where such Special Severance Executive was principally working immediately prior to the Acceleration Event or Potential Acceleration Event, as the case may be; provided that "Good Reason" shall cease to exist for an event on the 90th day following the later of its occurrence or the Special Severance Executive's knowledge thereof, unless the Special Severance Executive has given the Company notice thereof prior to such date, and the date of the Special Severance Executive's termination of employment for Good Reason must occur, if at all, within one hundred and eighty (180) days following the later of the occurrence of the Good Reason event or the Special Severance Executive's knowledge thereof. A determination by a Special Severance Executive that he or she has "Good Reason" hereunder shall be final and binding on the parties hereto unless the Company can establish by a preponderance of the evidence that "Good Reason" does not exist
The "Multiple" shall mean (i) for the Chief Executive Officer, two and one-half (2.5); (ii) for the Chief Financial Officer, the Chief Legal Officer, the Chief Human Resources Officer, the Chief Growth Officer, and the Senior Vice President, Programs, two (2.0), (iii) for other Executives in Band A or designated as a covered employee in Band A pursuant to Section 2 hereof, one and one-half (1.5) and (iv) for the Chief Accounting Officer, the Treasurer and Other Designated Covered Employees, one (1.0), provided that, at any time prior to an Acceleration Event and Potential Acceleration Event, the Committee may determine that different Multiples apply to any Special Severance Executive.
"Other Designated Covered Employees" are such other employees of the Company who shall be designated as covered employees for participation in this Plan by the Committee.
"Potential Acceleration Event" shall mean the execution of an agreement, the commencement of a tender offer or the public announcement by a third party to take actions, in any such case, in respect of a transaction or event that if consummated would result in an Acceleration Event. The Potential Acceleration Event may be deemed by the Committee to no longer be in effect at such time as the Committee may determine in its good faith discretion.

"Qualifying Termination" shall mean a termination of a Special Severance Executive's employment with the Company either by the Company without Cause or by a Special Severance Executive for Good Reason which is either (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) at such time as a Potential Acceleration Event is in effect.
"Vectrus Subsidiary" shall mean any direct or indirect wholly-owned subsidiary of the Company.
4.Severance Benefits Upon Termination of Employment
If a Special Severance Executive's employment with the Company is terminated due to a Qualifying Termination, he or she shall receive the severance benefits set forth in Section 5 hereof ("Severance Benefits").
5.Severance Benefits
The Severance Benefits for a Special Severance Executive who experiences a Qualifying Termination are as follows:
(a)Severance pay in an amount equal to the sum of (x) the applicable Multiple times the current annual base salary rate paid or in effect (whether or not deferred) with respect to the Special Severance Executive at the time of the Special Severance Executive's termination of employment (without giving effect to any reduction following an Acceleration Event or Potential Acceleration Event), and (y) the applicable Multiple times the target annual bonus with respect to the Special Severance Executive at the time of the Special Severance Executive's termination of employment (without giving effect to any reduction following an Acceleration Event or Potential Acceleration Event). Such amount shall be paid in manner and at the time described in Section 6.
(b)
(i)The Special Severance Executive shall be entitled, for a number of years or partial years equal to the applicable Multiple, to continued participation in those Company employee benefit plans that are COBRA eligible, provided that such coverage will not extend beyond the applicable COBRA period. The Company shall pay the full monthly premium expense during such period. The Special Severance Executive will not be eligible to participate in any other Company benefits plans, policies, programs and arrangements following termination of employment, including without limitation, any Company tax qualified retirement plans, non-qualified retirement plans, and deferred compensation plans.
(ii)If, for any reason at any time, the Company during the period described in paragraph (ii) above (1) is unable to treat the Special Severance Executive as being eligible for ongoing participation in any Company benefit plans or policies in existence immediately prior to the termination of employment of the Special Severance Executive, and if, as a result thereof, the Special Severance Executive does not receive a benefit or receives a reduced benefit, or (2) determines that ongoing participation in any such Company benefit plans or policies would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any other Code section, statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall provide such benefits by making available equivalent benefits from other sources in a manner consistent with Section 15 below.
In connection with any termination of employment, a Special Severance Executive shall be entitled to payment of the Special Severance Executive's base salary through the date of termination of employment, payment of any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Special Severance Executive in accordance with Company policy prior to the date of the Special Severance Executive's termination of employment and such employee benefits, if any, as to which the Special Severance Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused paid time off under the Company's paid time off policy.
Payments hereunder shall be subject to all required tax withholding.
6.Form of Payment of Severance Pay
Severance Pay shall be paid in cash, in a lump-sum (subject to Section 15) within the thirty-day period immediately following the Qualifying Termination.
7.Termination of Employment — Other
The Severance Benefits shall only be payable upon a Special Severance Executive's termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of an Acceleration Event, a Special Severance Executive is terminated due to the Special Severance Executive's death or Disability (as defined below) and, at the time of such termination, the Special Severance Executive had grounds to resign with Good Reason, such termination of employment shall be deemed to be a Qualifying Termination.
8.Administration of Plan; Claims and Appeals Procedures
The Plan shall be administered by the Committee, which shall have the exclusive right to interpret the Plan, adopt any rules and regulations for carrying out the Plan as may be appropriate and decide any and all matters arising under the Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by Vectrus shall be final, conclusive and binding on all parties affected thereby.

Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan's administrator (in accordance with Section 16) within ninety (90) days after the earlier of (i) the date the claimant learned the amount of their severance benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary, and an explanation of the Plan's procedures (and time limits) for appealing the denial, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision on the claim.
If the claimant's claim is denied, the claimant (or his or her authorized representative) may apply in writing to the administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments (as well as documents, records and other information related to the claim) in writing. The administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision.
If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant's right to bring an action under Section 502(a) of ERISA.
If the claims procedures set forth above have been exhausted and a claimant wishes to challenge a final determination by the Plan administrator, such claim shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the entire cost thereof shall be borne by the Company. The location of the arbitration proceedings shall be reasonably acceptable to the Special Severance Executive. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Special Severance Executive as a result of the Company's refusal to provide any of the Severance Benefits to which the

Special Severance Executive becomes entitled under the Plan, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the Plan, or as a result of any conflict between the Special Severance Executive and the Company pertaining to the Plan. The Company shall pay such fees and expenses from the general assets of the Company.
9.Termination or Amendment
Vectrus may terminate or amend the Plan ("Plan Change") at any time except, that following the occurrence of (i) an Acceleration Event or (ii) a Potential Acceleration Event, no Plan Change that would adversely affect any Special Severance Executive may be made without the prior written consent of such Special Severance Executive affected thereby; provided, however, that (ii) above shall cease to apply if such Potential Acceleration Event does not result in the occurrence of an Acceleration Event.
10.Offset
Any Severance Benefits provided to a Special Severance Executive under the Plan shall be in lieu of, and not in addition to, any severance pay or benefits the Special Severance Executive would otherwise be entitled to receive (i) pursuant to any other Company policy, practice program or arrangement, (ii) pursuant to any Company employment agreement or other agreement with the Company, or (iii) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States.
11.Excise Tax
In the event that it shall be determined that any Payments (as defined below) would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, then the aggregate of all Payments shall be reduced so that the Present Value of the aggregate of all Payments does not exceed the Safe Harbor Amount (as defined below); provided, however, that no such reduction shall be effected, if the Net After-tax Benefit (as defined below) to Special Severance Executive of receiving all of the Payments exceeds the Net After-tax Benefit to Special Severance Executive resulting from having such Payments so reduced. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis (beginning with performance vesting awards and then with service based vesting awards with the greatest remaining amount of time prior to vesting), and lastly medical and dental coverage.
For purposes of this Section 11, the following terms have the following meanings:
(i)"Net After-tax Benefit" shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Special Severance Executive with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Special Severance Executive's taxable year in which the Qualifying Termination occurs.

(ii)"Payment" means any payment or distribution or provision of benefits by the Company to or for the benefit of Special Severance Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reductions required by this Section 11.
(iii)"Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code.
(iv)"Safe Harbor Amount" shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.
All determinations required to be made under this Section 11, including whether and when a reduction is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the Special Severance Executive and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Special Severance Executive within ten (10) business days of the receipt of notice from the Special Severance Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any reduction, the Special Severance Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such payment is required to be made.
All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Special Severance Executive, it shall so indicate to the Special Severance Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Special Severance Executive.
12.Miscellaneous
The Special Severance Executive shall not be entitled to any notice of termination or pay in lieu thereof.
Severance Benefits under the Plan are paid entirely by the Company from its general assets.
The Plan is not a contract of employment, does not guarantee the Special Severance Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Special Severance Executive at any time.
If a Special Severance Executive should die while any amount is still payable to the Special Severance Executive hereunder had the Special Severance Executive continued to live, all such amounts shall be paid in accordance with the Plan to the Special Severance Executive's designated heirs or, in the absence of such designation, to the Special Severance Executive's estate.
The numbered section headings contained in the Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of the Plan.
If, for any reason, any one or more of the provisions or part of a provision contained in the Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of the Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.
The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.
The Plan shall be binding on all successors and assigns of the Vectrus and a Special Severance Executive.
13.Notices
Any notice and all other communication provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:

Vectrus, Inc.
2424 Garden of the Gods Road
Colorado Springs, CO 80919
Attention: Chief Legal Officer

If to Special Severance Executive:
To the most recent address of Special Severance Executive set forth in the personnel records of the Company.
14.Adoption Date
The Plan was initially adopted by Vectrus on September 27, 2014 ("Adoption Date") and does not apply to any termination of employment which occurred or which was communicated to the Special Severance Executive prior to the Adoption Date. The Plan was amended and restated on October 6, 2015 and February 24, 2021.
15.Section 409A

The Plan is intended to comply with Section 409A of the Code (or an applicable exemption therefrom) and will be interpreted in a manner consistent with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of the Special Severance Executive's termination of employment with the Company the Special Severance Executive is a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Special Severance Executive) until the date that is six months following the Special Severance Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Special Severance Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under the Plan constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv), the terms of which shall be deemed incorporated herein by reference. Notwithstanding anything herein to the contrary, if (A) the event constituting an Acceleration Event is not an event described in Treas. Reg. Section 1.409A-3(i)(5) and (B) the Special Severance Executive is a participant in the Vectrus, Inc. Senior Executive Severance Pay Plan, then to the extent necessary to comply with the requirements of Section 409A of the Code, the payments described in Section 5(a) shall be made in accordance with the timing provisions set forth in the Vectrus, Inc. Senior Executive Severance Pay Plan, rather than in a lump sum. All payments to be made upon a termination of employment that constitute deferred compensation under the Plan may only be made upon a "separation from service" (as that term is used in Section 409A). Each payment made under the Plan shall be designated as a "separate payment" within the meaning of Section 409A of the Code. The Company shall consult with Special Severance Executives in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Special Severance Executives with respect thereto.
16.Additional Information

Plan Name:	Vectrus, Inc. Special Senior Executive Severance Pay Plan

Plan Sponsor:	Vectrus, Inc.
2424 Garden of the Gods Road
Colorado Springs, CO 80919

Employer Identification Number:	38-3924636

Plan Year:	Vectrus' Fiscal Year

Plan Administrator	Vectrus, Inc.
Attention: Administrator of the Vectrus, Inc. Special Senior Executive Pay Plan
2424 Garden of the Gods Road
Colorado Springs, CO 80919
(719) 591-3600

Agent for Service of Legal Process:	Vectrus, Inc.
Attention: SVP, Chief Legal Officer and General Counsel
2424 Garden of the Gods Road
Colorado Springs, CO 80919
(719) 591-3600

Service of process may also be made upon the Plan administrator.

Type of Plan:	Employee Welfare Benefit Plan - Severance Pay Plan.

Plan Costs:	The cost of the Plan is paid by Vectrus, Inc.
17.Statement of ERISA Rights
As participants in the Plan, Special Senior Executives have the following rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"):
•Special Senior Executives may examine, without charge, at the Plan administrator's office and at other specified locations, such as worksites, all documents governing the plan, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and
•Special Senior Executives may obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan administrator may make a reasonable charge for the copies.
In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interests of Plan participants. No one, including Vectrus or any other person, may fire a Plan participant or otherwise discriminate against a Plan participant in any way to prevent the participant from obtaining a benefit under the Plan or exercising rights under ERISA. If a claim for a severance benefit is denied, in whole or in part, the person seeking benefits must receive a written explanation of the reason for the denial. Plan participants have the right to have the denial of the claim reviewed. (The claim review procedure is explained in Section 8 above.)
Under ERISA, there are steps Plan participants can take to enforce the above rights. For instance, if a Plan participant requests materials and does not receive them within thirty (30) days, the Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Plan participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Plan participant has a claim which is denied or ignored, in whole or in part, the participant may file suit in a federal court. If it should happen that the participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or the participant may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If the Plan participant is successful, the court may order the person the Plan participant sued to pay these costs and fees. If the Plan participant loses, unless the Plan requires Vectrus to pay the costs, the court may order the Plan participant to pay these costs and fees, for example, if it finds that the Participant's claim is frivolous.
If the Plan participant has any questions regarding the Plan, the participant should contact the Plan administrator (see Section 16 for the contact information). If the Plan participant has any questions about this statement or about his or her rights under ERISA, the Plan participant may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in his or her telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. The Plan participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.